Exhibit 10.25

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AGREEMENT

AGREEMENT, dated as of July 15, 1998, between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York Corporation (“Columbia”), and SCHRÖDINGER, INC. (“Schrödinger”), a California corporation.

WHEREAS, Schrödinger holds the copyrights in the software program called “IMPACT”;

WHEREAS, the IMPACT program will incorporate portions of code developed at Columbia called FAST MULTIPOLE RESPA;

WHEREAS, the author of FAST MULITPOLE RESPA, which was developed at Columbia, has assigned his rights therein to Columbia; and

WHEREAS, Columbia wishes to license to Schrödinger the FAST MULTIPOLE RESPA Software which will be incorporated in the IMPACT program that was developed at Columbia and any improvements to the IMPACT program that will be developed at Columbia in the future, and Schrödinger wishes to obtain such a license in order to be able to market the IMPACT program and modifications and improvements thereto as a commercial product or commercial products;

NOW, THEREFORE, the parties agree as follows:

1.    Definitions.

a.    “Affiliate” shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with another corporation or business entity. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

b.    “FAST MULTIPOLE RESPA”, developed at Columbia University, is defined in Exhibit A and is the subject of a US Patent Application; U.S. Serial No. [**].

c.    “Columbia Improvements” shall mean (i) all corrections, modifications and improvements to the Software developed at Columbia, which are (a) assigned to Columbia pursuant to its Statement of Policy on Proprietary Rights in the Intellectual Products of Faculty Activity in effect at the time such corrections, modifications or improvements are disclosed to Columbia in accordance with such Statement of Policy, or (b) otherwise assigned to Columbia, and (ii) associated documentation.

d.    “Gross Revenues” shall mean all fees or other payments received by Schrödinger or an Affiliate under a license or sub-license granted for the use of the Software or an agreement for maintenance of the Software.

e.    “Non-Columbia Code” shall mean (i) the portions of code incorporated in the Software other than the FAST MULTIPOLE RESPA Code or Columbia Improvements, and (ii) associated documentation.

f.    “Software” shall mean the software program IMPACT and al, modifications and improvements thereto, including each new version or release thereof.

2.    License Grant and Title.

a.    Subject to the terms and conditions hereinafter set forth, Columbia hereby grants to Schrödinger:

(i)    a worldwide license to use and to sub-license the FAST MULTIPOLE RESPA Code, and to market the FAST MULTIPOLE RESPA Code as part of the Software;

(ii)    a worldwide license to use and to sub-license the Columbia Improvements in the Software and to market the Columbia Improvements as part of the Software.

b.    The license granted under Section 2.a.(i) hereof shall be a non-exclusive license. The license granted under Sections 2.a.(ii) hereof shall be non-exclusive, provided that upon written notification by Schrödinger of an impending new release of the Software, Columbia will make reasonable efforts to obtain assignments from any authors of Columbia Improvements incorporated in such new release who have not previously assigned such Columbia Improvements to Columbia and, in the event Columbia is successful in obtaining such assignments from all such authors, Columbia shall so notify Schrödinger in writing. Upon such written notification, the license granted to Schrödinger under Section 2.a.(ii) with respect to the Columbia Improvements in such new release of the Software shall become an exclusive license, and the representation and warranty by Columbia under Section 2.d. hereof shall thereupon apply, without the necessity of further action, to such Columbia Improvements. If Columbia is not successful in obtaining assignments from all authors of Columbia Improvements incorporated in any new release of the Software, Columbia shall nonetheless refrain from granting any other license with respect to such Columbia Improvements, subject to the provisions of Section 8 hereof.

c.    The licenses granted under Sections 2.a.(i) and (ii) shall not be transferable except pursuant to Section 14.b. hereof.

d.    Columbia represents and warrants to Schrödinger that, subject to the provisions of 35 U.S.C. §200 et seq., Columbia has title to the FAST MULTIPOLE RESPA Code and that Columbia has full legal right and power to grant to Schrödinger the licenses granted under this Agreement.

e.    This Agreement shall not transfer any title or ownership rights in the FAST MULTIPOLE RESPA Code or Columbia Improvements, which shall at all times remain with Columbia.

f.    All rights granted by Columbia to Schrödinger under this Agreement are subject to the requirements of 35 U.S.C. §200 et seq., as amended, and implementing regulations.

3.    No Maintenance. It is understood that Columbia will provide no maintenance or installation services of any kind hereunder. Columbia may, in its sole discretion, use reasonable efforts to assist Schrödinger in correcting errors in the FAST MULTIPOLE RESPA Code or Columbia Improvements brought to Columbia’s attention by Schrödinger; provided, however, that Columbia will not be considered in breach of this Agreement if it is unable to do so.

4.    Licensing of Software by Schrödinger. Any license agreement for, or agreement for maintenance of, the Software entered into by Schrödinger, and any agreement sub-licensing the rights granted by this Agreement, shall:

a.    make adequate provision for the protection of the confidentiality of the FAST MULTIPOLE RESPA Code and Columbia Improvements provided to the licensee, by requiring protections of at least the same scope as required under Section 6 hereof;

b.    include disclaimer and indemnity provisions substantially equivalent to the disclaimer and indemnity provisions included in Sections 10 and 11 hereof; and

c.    provide that Columbia shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind whatsoever.

5.    Calculation of Royalties.

a.    In consideration of the licenses granted under Section 2 of this Agreement, Schrödinger shall pay to Columbia royalties calculated as set forth in this Section 5.

b.    With respect to the Software, Schrödinger shall pay to Columbia the greater of (a) [**]% of Gross Revenues or (b) a percentage of Gross Revenues of the software equal to the product obtained by [**].

c.    The above calculation determining royalties will be made annually, at the anniversary date of this Agreement. In making this calculation, the number [**]% in Paragraph 5(b) above shall be reduced by [**]% each year starting [**] from the date of this Agreement. Therefore, for the [**] of this Agreement, Schrödinger shall pay to Columbia the greater of a) [**]% of Gross Revenues or b) a percentage of Gross Revenues of the Software equal to the product obtained by [**].

6.    Confidentiality; Protection of Software Components and Related Information.

a.    Protection of Columbia Code.

(i)    Schrödinger hereby acknowledges that the FAST MULTIPOLE RESPA Code and Columbia Improvements are proprietary and confidential and agrees to retain the Columbia Code and Columbia Improvements in confidence and not disclose the Columbia Code and Columbia Improvements or any portion thereof, to third parties, except insofar as permitted by, and for the purposes of and in accordance with the terms of, this Agreement, including the licensing of the Software to third parties and the sublicensing of the licenses granted hereby. Schrödinger (A) will protect the Columbia Code and Columbia Improvements in the same manner that it protects its own confidential information; (B) will permit access to the Columbia Code and Columbia Improvements only to its employees having a need to know for the purposes of developing, installing, maintaining, or supporting the Software and will inform in writing such authorized employees who will have access to the FAST MULTIPOLE RESPA Code or Columbia Improvements of the obligations of confidentiality under this Agreement; and (C) will not duplicate all or any part of the FAST MULTI POLE RESPA Code or Columbia Improvements, except insofar as permitted by this Agreement for the purposes authorized hereunder.

(ii)    These obligations of confidentiality are not applicable to any materials if and to the extent Schrödinger can demonstrate that such materials:

(A)    are in the public domain through no fault of Schrödinger;

(B)    were known to Schrödinger prior to initial disclosure by Columbia, whether such disclosure occurred before or after the effective date of this Agreement;

(C)    were disclosed to Schrödinger by a third party having a legal right to disclose such materials.

(iii)    Any termination of this Agreement or the license granted hereunder shall not terminate Schrödinger’s obligations of confidentiality under this Section.

b.    Protection of Non-Columbia Code.

(i)    Columbia hereby acknowledges that the Non-Columbia Code is proprietary and confidential and Columbia agrees to retain any Non-Columbia Code disclosed to it by Schrödinger in confidence and not disclose same, or any portion thereof, to third parties, except insofar as permitted by, and for the purposes of and in accordance with the terms of, this Agreement. Columbia (A) will protect such Non- Columbia Code in the same manner that it protects its own confidential information; and

(A)    will not duplicate all or any part of such Non-Columbia Code, except insofar as permitted by this Agreement for the purposes authorized hereunder. Notwithstanding the foregoing, Columbia may disclose any Non-Columbia Code disclosed to it by Schrödinger (i) to students at Columbia performing research under the direction of Dr. Bruce Berne, provided that each such student shall have previously signed an agreement reasonably acceptable to Schrödinger to protect the confidentiality of such Non-Columbia Code, or (ii) as otherwise approved in writing by Schrödinger.

(ii)    These obligations of confidentiality are not applicable to any materials if and to the extent Columbia can demonstrate that such materials:

(A)    are in the public domain through no fault of Columbia; or

(B)    were known to Columbia prior to initial disclosure by Schrödinger, whether such disclosure occurred before or after the effective date of this Agreement; or

(C)    were disclosed to Columbia by a third party having a legal right to disclose said materials.

(iii)    Any termination of this Agreement shall not terminate Columbia’s obligations of confidentiality under this Section.

7.    Reports and Payments.

a.    On or before the last business day of [**] of each year of this Agreement, Schrödinger shall submit to Columbia a written report (the “Payment Report”) stating with respect to the preceding calendar quarter, a calculation under Section 5 hereof of the amounts due to Columbia from Schrödinger, making reference to amounts due for each release of the Software.

b.    Simultaneously with the submission of each Payment Report, Schrödinger shall make payment to Columbia of the amounts due for the calendar quarter covered by the Payment Report.

c.    Schrödinger shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, at Schrödinger’s principal office, and at Columbia’s expense, during usual business hours, by an independent certified public accountant selected by the Columbia to whom Schrödinger has no reasonable objection, for [**] after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by Schrödinger to Columbia under this Agreement.

8.    Use for Research Purposes of Licenses Granted. Columbia reserves the right to use the Columbia Improvements for research purposes and to permit other academic or not-for-profit research institutions to use same for research purposes.

9.    Freedom of Publication. Nothing in this Agreement shall restrict the right of Columbia, its faculty or students to publish, disseminate or otherwise disclose descriptions of the FAST MULTIPOLE RESPA Code or Columbia Improvements for scholarly purposes or, in connection therewith, to disclose pertinent illustrative portions of such code.

10.    Disclaimer of Warranties.

a.    Columbia disclaims any responsibility for the accuracy or correctness of the FAST MULTIPOLE RESPA Code or Columbia Improvements or for their use or application by Schrödinger or by any Affiliate, licensee or sub-licensee of Schrödinger.

b.    COLUMBIA MAKES NO REPRESENTATION OR WARRANTY EITHER EXPRESS OR IMPLIED OF ANY KIND, INCLUDING AS TO MERCHANTABILITY OR TO THE ADEQUACY OR SUITABILITY OF THE FAST MULTIPOLE RESPA CODE OR COLUMBIA IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, EXCEPT AS EXPRESSLY STATED IN SECTION 2.d. HEREOF. NEITHER COLUMBIA, NOR ANY EMPLOYEE NOR AGENT OF COLUMBIA, SHALL HAVE ANY LIABILITY TO SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR TO ANY OTHER PERSON ARISING OUT OF THE USE OF THE COLUMBIA CODE OR COLUMBIA IMPROVEMENTS, WHETHER ALONE OR AS INCORPORATED IN THE SOFTWARE, BY SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE LACK OF MERCHANTABILITY OR INADEQUACY OR UNSUITABILITY OF THE FAST MULTIPOLE RESPA CODE, OR COLUMBIA IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN, OR FOR THE FAILURE OF COLUMBIA TO PROVIDE SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PERSON ANY CORRECTIONS IN THE FAST MULTIPOLE RESPA CODE OR COLUMBIA IMPROVEMENTS.

c.    In no event will Columbia, or its trustees, officers, agents, or employees, be liable to Schrödinger, any Affiliate, licensee or sub-licensee of Schrödinger, or any other party, for any loss or damages, consequential or otherwise, including, but not limited to, time, money, or good will, arising from the use or operation of the FAST MULTIPOLE RESPA Code or Columbia Improvements.

11.    Indemnity. Schrödinger shall hold harmless, defend and indemnify Columbia and its trustees, officers, agents and employees, from and against any damages, suits, claims, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) based on or arising out of this Agreement, including without limitation, the manufacture, packaging, marketing, use, sale, rental or lease of the FAST MULTIPOLE RESPA Code or Columbia Improvements by Schrödinger, its Affiliates, or its (or their) licensees or sub- licensees.

12.    Insurance.

a.    Schrödinger shall maintain, during the term of this Agreement, comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers acceptable to Columbia to cover the activities of the Company, its Affiliates and its sublicensees, for minimum limits of $[**] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds. The Company shall furnish a certificate of insurance evidencing such coverage, with [**] written notice to Columbia of cancellation or material change.

b.    Schrödinger’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

c.    Schrödinger shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

13.    Use of Name. Schrödinger will not use the name of Columbia University for any purpose whatever without Columbia’s written consent. The name of any faculty member, other employee or student of Columbia University will not be used by Schrödinger without the written consent of such person.

14.    Termination.

a.    Columbia may terminate this Agreement and the licenses granted hereunder upon [**] written notice of Schrödinger’s material breach of the Agreement and Schrödinger’s failure to cure the specified breach within [**] of receipt of said notice.

b.    Schrödinger’s obligations under Sections 6, 11 and 12 and under Sections 5 and 7 for royalty payments payable in connection with agreements for licensing, sub-licensing or maintaining the Software entered into by Schrödinger prior to the termination of this Agreement shall survive termination of this Agreement.

c.    Upon termination of this Agreement, the licenses granted under Section 2 hereof shall be revoked and Schrödinger shall thereafter be prohibited from using the FAST MULTIPOLE RESPA Code and Columbia Improvements in the Software and from marketing the Columbia Code and Columbia Improvements as part of the Software. Upon such termination, at the request of any licensee of Schrödinger under a license or sub-license in effect as of such termination, Columbia shall grant directly to such licensee a license to use the Columbia Code and Columbia Improvements incorporated in the Software licensed by Schrödinger to such licensee, on the same terms and conditions concerning such use as those embodied in the then-existing license between Schrödinger and its licensee.

15.    General Provisions.

a.    Notice. Any notice or other communication required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given when mailed by certified or registered mail, return receipt requested, to the parties at the following addresses (or at such other address that a party may specify by notice hereunder):

If to Columbia:	Mr. Jack M. Granowitz
Executive Director
Columbia Innovation Enterprise
Columbia University
Engineering Terrace, Ste 363
500 West 120th Street
New York, New York 10027

with a copy to:	Office of the General Counsel
Columbia University
110 Low Memorial Library
New York, New York 10027

If to Schrödinger:	Dr. Murco Ringnalda
President Schrödinger, Inc.
121 S.W. Morrison Sr.,
Suite 1212
Portland, OR 97204

b.    Assignment. This Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of Columbia, which shall not be unreasonably withheld or delayed beyond [**] after submission to Columbia of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as Columbia may reasonably request shall also be submitted.

c.    Governing Law. This Agreement shall be governed by New York law applicable to agreements made and to be performed in New York.

d.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties and supersedes all previous agreements whether written or oral. This Agreement may be amended only by an instrument in writing duly executed on behalf of both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY
IN THE CITY OF NEW YORK

By	/s/ Jack M. Granowitz
Jack M. Granowitz, Director
Columbia Innovation Enterprise

SCHRÖDINGER, INC.

By	/s/ Murco N. Ringnalda
Murco N. Ringnalda, President

September 9, 2004

VIA FEDERAL EXPRESS

The Trustees of Columbia University in the City of New York

c/o Columbia University Science and Technology Ventures

500 West 120th Street

363 Engineering Terrace, Mail Code 2206

New York, NY 10027

Attention: Beth Kauderer, Associate Director

Re:

Agreement (“Agreement”), dated as of July 15, 1998, between The Trustees of Columbia University in the City of New York (“Columbia”) and Schrödinger, Inc., assigned to Schrödinger, L.L.C. (“Schrödinger”) by Consent of Columbia, dated as of March 27, 2002

Dear Beth:

This letter will confirm our discussions and will constitute an amendment to the above-referenced Agreement. All defined terms referenced herein and not otherwise defined are used as defined in the Agreement.

In consideration of the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, as of the date of this letter (the “Amendment Effective Date”), Columbia and Schrödinger agree as follows:

1.    Section 1.a of the Agreement shall be deleted and replaced with the following provision:

“Affiliate” shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with another corporation or business entity. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity. D. E. Shaw Research and Development, L.L.C. (which is Schrödinger’s managing member as of the date hereof) shall be considered an Affiliate of Schrödinger.

2.    Section 1 .d of the Agreement shall be deleted and replaced with the following provision:

“Gross Revenues” shall mean all fees or other payments received by Schrödinger and Affiliates of Schrödinger for licensing, selling, leasing, or renting any Software (as hereinafter defined); provided, however, that fees or other payments received by Schrödinger in connection with the licensing, selling, leasing, or renting of Software to Columbia shall not constitute Gross Revenues, and provided further that fees or other payments constituting Services Fees (as hereinafter defined) shall not constitute Gross Revenues. In the event that one or more Software products are sold together with other products (such sale a “Multiple Product Sale”) for a single aggregate license fee (a “Multiple Product License Fee”), Gross Revenues shall mean the fraction of the Multiple Product License Fee attributable to the Software, as calculated by multiplying the Multiple Product License Fee by a fraction whose numerator is the then-current aggregate list price of any Software included in the Multiple Product Sale (or the aggregate number of tokens associated with such Software) and whose denominator is the then-current aggregate list price of all products included in the Multiple Product Sale (or the aggregate number of tokens associated with all products included in the Multiple Product Sale).

By way of example only and without limiting the foregoing:

[**].

3.    The following provision shall be added as Section 1.g of the Agreement:

“Schrödinger Improvements” shall mean any corrections, modifications and improvements to the FAST MULTIPOLE RESPA Code developed by employees, agents or contractors of Schrödinger or of Schrödinger’s Affiliates.

4.    The following provision shall be added as Section 1.j of the Agreement:

“Services Agreement” shall mean an agreement between Schrödinger or an Affiliate of Schrödinger and one or more third parties under which Schrödinger undertakes to perform services using Software on behalf of, or in collaboration with, such third parties in return for fees or other payments (any such fees or payments, “Services Fees”); provided, however, that fees or other payments received by Schrödinger in connection with a Services Agreement between Schrödinger and Columbia, shall not constitute Services Fees, and provided further that fees or other payments constituting Gross Revenues shall not constitute Services Fees.

5.    The following provision shall be added as Section 1.k of the Agreement:

“Unassigned Improvements” shall mean any corrections, modifications and improvements to the FAST MULTIPOLE RESPA Code made by Columbia and/or by faculty members, other employees, or students of Columbia that have not been assigned to Columbia, solely to the extent that Columbia is legally entitled to such assignments.

6.    Section 2.a of the Agreement shall be deleted and replaced with the following provision:

Subject to the terms and conditions hereinafter set forth, Columbia hereby grants to Schrödinger:

(i)    a worldwide license to reproduce, use, execute, copy, compile, operate, sublicense and distribute the FAST MULTIPOLE RESPA Code in connection with (A) the marketing, licensing and distribution of the FAST MULTIPOLE RESPA Code and/or the Software and (B) providing services pursuant to a Services Agreement or Services Agreements;

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(ii)    reproduce, use, execute, copy, compile, operate, sublicense and distribute the Columbia Improvements in connection with (A) the marketing, licensing and distribution of the FAST MULTIPOLE RESPA Code and/or the Software and (B) providing services pursuant to a Services Agreement or Services Agreements;

(iii)    a worldwide license to develop Schrödinger Improvements (and permit Schrödinger’s Affiliates to do so); and

(iv)    a worldwide license to use the FAST MULTIPOLE RESPA Code (and permit Schrödinger’s Affiliates to do so) for purposes of (A) conducting scientific or technical research, and (B) back-up and disaster recovery.

For avoidance of doubt, it is the intent of Columbia, by the foregoing licenses, to grant Schrödinger and its Affiliates all necessary rights and licenses under any patents arising out of or relating to the FAST MULTIPOLE RESPA Code, trademarks, copyrights and any other intellectual property and proprietary rights held by Columbia (not including patents other than those arising out of or relating to the FAST MULTIPOLE RESPA Code) to the extent such patents arising out of or relating to the FAST MULTIPOLE RESPA Code, trademarks, copyrights and any other intellectual property and proprietary rights would otherwise be infringed by Schrödinger’s or, as applicable, Schrödinger’s Affiliates’ use of the FAST MULTIPOLE RESPA Code in accordance with this Agreement. Nothing in this Agreement confers by estoppel, implication, or otherwise any license or rights under any patents of Columbia other than patents arising out of or relating to the FAST MULTIPOLE RESPA Code.

7.    Section 2.b of the Agreement shall be deleted and replaced with the following provision:

The licenses granted under Section 2.a hereof shall be worldwide, non-exclusive licenses whose term shall be (subject to the terms and conditions of this Agreement) perpetual. Columbia will make reasonable efforts to obtain assignments from any authors of Unassigned Improvements proposed to be incorporated in any new release of Software who have not previously assigned such Unassigned Improvements to Columbia and, in the event Columbia is successful in obtaining such assignments from any such authors, (i) Columbia shall so notify Schrödinger in writing, and (ii) such Unassigned Improvements for which Columbia has obtained assignments shall be deemed to be Columbia Improvements. Columbia shall not deliver an Unassigned Improvement to Schrödinger unless Columbia has obtained assignments from all authors of such Unassigned Improvement.

8.    The following provision shall be added as Section 2.g of the Agreement:

Schrödinger shall not sublicense the FAST MULTIPOLE RESPA Code to be incorporated in a product that is not sold directly by Schrödinger or distributed on Schrödinger’s behalf by a distributor of Schrödinger.

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9.    Section 4 of the Agreement shall be deleted and replaced with the following provision:

4.    Licensing of Software by Schrödinger.

Schrödinger shall cause any license agreement for, or agreement for maintenance of, Software entered into between Schrödinger and a customer of Schrödinger, and any agreement sub-licensing the rights granted by this Agreement, to:

a.    make adequate provision for the protection of the confidentiality of the FAST MULTIPOLE RESPA Code and Columbia Improvements provided to the licensee, by requiring protections of at least the same scope as required under Section 6 hereof;

b.    include a disclaimer provision that is substantially equivalent to that set forth in Section 10 hereof; and

c.    provide that Columbia shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever.

10.    Section 5.b of the Agreement shall be deleted and replaced with the following provision:

Schrödinger shall pay to Columbia a “Software Royalty” equal to the greater of:

(i)    [**]% (the “Floor Percentage”) multiplied by a fraction of the Gross Revenues, calculated as follows:

[**].

Each [**] period following the Amendment Effective Date in which no Columbia Improvements are delivered to Schrödinger shall constitute a “Floor Reduction Period.” For each Floor Reduction Period, the Floor Percentage shall be reduced by [**] percent ([**]%) and such reduced Floor Percentage shall be used in all subsequent royalty calculations; provided, however, that the Floor Percentage shall not be reduced below [**]%. For the avoidance of doubt, no Floor Reduction Period may overlap with another Floor Reduction Period.

11.    The following provision shall be added as Section 5.d of the Agreement:

In the event Schrödinger enters into a Services Agreement, for each Software product used in connection with such Services Agreement, for each year in which such Software is used for any amount of time in connection with such Services Agreement, Schrödinger will pay to Columbia a “Services Agreement Royalty” equal to the product obtained by multiplying:

(a)    the greater of:

(i)    the then-current Floor Percentage or a percentage of Gross Revenues equal to the product obtained by [**].

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For purposes hereof, “[**]” shall mean [**]. For purposes hereof, “[**]” shall mean [**].

“Schrödinger-Columbia Agreements” shall mean, collectively: (i) that certain Agreement, dated May 5, 1994, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002; (ii) that certain Agreement, dated July 15, 1998, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002; and (iii) that certain Agreement, dated September, 2001, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002.

12.    The following provision shall be added as Section 5.e of the Agreement:

In the event Gross Revenues or Services Fees are paid to Schrödinger in the form of equity securities, Schrödinger may (in Schrödinger’s sole discretion) pay the relevant Software Royalty or Services Agreement Royalty either in cash (such cash payment to equal the product obtained by multiplying (i) the fair market value of the equity securities constituting such Gross Revenues or Services Fees by (ii) the percentage of the Gross Revenues or Services Fees owed by Schrödinger to Columbia hereunder as a Software Royalty or Services Agreement Royalty) or, to the extent permitted by law, by transferring to Columbia a portion of the equity securities received by Schrödinger in payment of the Gross Revenues or Services Fees, such portion to equal the percentage of the Gross Revenues or Services Fees owed by Schrödinger to Columbia hereunder as a Software Royalty or Services Agreement Royalty.

13.    Section 7.c of the Agreement shall be modified such that the phrase “or software expert” is added following the phrase “independent certified public accountant.”

14.    Section 10.b of the Agreement shall be deleted and replaced with the following provision:

COLUMBIA MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED OF ANY KIND, INCLUDING AS TO MERCHANTABILITY OR TO THE ADEQUACY OR SUITABILITY OF THE FAST MULTIPOLE RESPA CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, EXCEPT AS EXPRESSLY STATED IN SECTION 2.d. HEREOF. EXCEPT FOR COLUMBIA’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER COLUMBIA NOR ANY EMPLOYEE NOR AGENT OF COLUMBIA SHALL HAVE ANY LIABILITY TO SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR TO ANY OTHER PERSON ARISING OUT OF THE USE OF THE FAST MULTIPOLE RESPA CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS, WHETHER ALONE OR AS INCORPORATED IN THE SOFTWARE, BY SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE LACK OF MERCHANTABILITY OR INADEQUACY OR UNSUITABILITY OF THE FAST MULTIPOLE RESPA CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN, OR FOR THE FAILURE OF COLUMBIA TO PROVIDE SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PERSON ANY CORRECTIONS IN THE FAST MULTIPOLE RESPA CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS.

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15.    Section 12 of the Agreement shall be deleted and replaced with the following provision:

12.    Insurance.

a.    During the term of this Agreement and for a period of [**] following its termination, Schrödinger shall maintain comprehensive general liability insurance on a claims made basis, including product liability insurance, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Schrödinger, its Affiliates and its sublicensees, for minimum limits of $[**] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds. Schrödinger shall furnish a certificate of insurance evidencing such coverage, with [**] written notice to Columbia of cancellation or material change.

b.    Schrödinger’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory.

c.    Schrödinger shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

16.    Section 14.a of the Agreement shall be deleted and replaced with the following provision:

Columbia may terminate this Agreement and the licenses granted hereunder upon [**] written notice of Schrödinger’s material breach of the Agreement and Schrödinger’s failure to cure the specified breach within [**] of receipt of said notice. Schrödinger may terminate this Agreement upon [**] written notice of Columbia’s material breach of the Agreement and Columbia’s failure to cure the specified breach within [**] of receipt of said notice.

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17.    Section 14.b of the Agreement shall be deleted and replaced with the following provision:

The following provisions shall survive termination of this Agreement: Sections 5, 6, 7,11, 12, and 14; provided, however, that if Schrödinger terminates this Agreement pursuant to Section 14.a, Section 5 shall not survive termination of this Agreement.

18.    The following provision shall be added as Section 14.d of the Agreement:

Notwithstanding anything in this Agreement to the contrary, following any termination of this Agreement, to the extent Schrödinger has licensed, without any right to further sublicense, Software to third parties pursuant to the rights granted in Section 2 herein, (i) such third parties shall retain perpetually the right to use such Software as delivered by Schrödinger (notwithstanding the termination of this Agreement), (ii) Schrödinger shall have a perpetual right to continue providing support to such third parties in connection with their use of such Software (notwithstanding the termination of this Agreement), and (ii) Schrödinger may, upon Columbia’s approval (which shall not be unreasonably withheld or delayed) use the FAST MULTIPOLE RESPA Code and Columbia Improvements to provide services pursuant to a Services Agreement entered into prior to the effective date of termination.

19.    Section 15.b of the Agreement shall be deleted and replaced with the following provision:

Assignment. This Agreement and the licenses granted hereunder shall be assignable by Schrödinger to (i) an Affiliate of Schrödinger, or (ii) an entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the voting securities and/or assets of Schrödinger. Except as otherwise set forth in the foregoing sentence, this Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of Columbia, which shall not be unreasonably withheld or delayed beyond [**] after submission to Columbia of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as Columbia may reasonably request shall also be submitted.

20.    The following provision shall be added as Section 15.e of the Agreement:

Force Majeure. Neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, act of terrorism, armed conflict, labor strike, lockout, or boycott, provided that the party relying upon this section (i) shall have given the other party written notice thereof promptly and, in any event, within [**] of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based.

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All other terms of the Agreement will remain unchanged. In the event of any inconsistency between this letter and the Agreement, this letter will control.

If the foregoing agrees with your understanding, kindly countersign both enclosed copies of this letter and return one copy to the attention of Alice L. Geene, Schrödinger’s Corporate Counsel, at the address above and by facsimile at (646) 366-9550.

Sincerely,

/s/ Charles Ardai

Charles Ardai
President

Agreed and accepted:

THE TRUSTEES OF COLUMBIA UNIVERSITY
IN THE CITY OF NEW YORK

By:	/s/ Michael J. Cleare
Name:
Title:

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